                                                                       EXHIBIT 4


                      MASTERCARD INTERNATIONAL INCORPORATED


                              ---------------------


                             NOTE PURCHASE AGREEMENT


                              ---------------------


                            DATED AS OF JUNE 30, 1998




             $80,000,000 6.67% SUBORDINATED NOTES DUE JUNE 30, 2008


MASTERCARD INTERNATIONAL INCORPORATED                    NOTE PURCHASE AGREEMENT

                                TABLE OF CONTENTS

                                                                            PAGE


1.   AUTHORIZATION OF NOTES..................................................1


2.   SALE AND PURCHASE OF NOTES..............................................1


3.   CLOSING.................................................................1


4.   CONDITIONS TO CLOSING...................................................2

     4.1      Representations and Warranties.................................2
     4.2      Performance; No Default........................................2
     4.3      Compliance Certificates........................................2
     4.4      Opinions of Counsel............................................2
     4.5      Purchase Permitted By Applicable Law, etc......................2
     4.6      S&P Rating.....................................................3
     4.7      Sale of Other Notes............................................3
     4.8      Payment of Special Counsel Fees................................3
     4.9      Private Placement Number.......................................3
     4.10     Changes in Corporate Structure.................................3
     4.11     Proceedings and Documents......................................4

5.   REPRESENTATIONS AND WARRANTIES OF THE COMPANY...........................4

     5.1      Organization; Power and Authority..............................4
     5.2      Authorization, etc.............................................4
     5.3      Disclosure.....................................................4
     5.4      Organization and Ownership of Shares of Subsidiaries...........5
     5.5      Financial Statements...........................................5
     5.6      Compliance with Laws, Other Instruments, etc...................5
     5.7      Governmental Authorizations, etc...............................6
     5.8      Litigation; Observance of Statutes and Orders..................6
     5.9      Taxes..........................................................6
     5.10     Title to Property; Leases......................................7
     5.11     Licenses, Permits, etc.........................................7
     5.12     Compliance with ERISA..........................................7
     5.13     Private Offering by the Company................................8
     5.14     Use of Proceeds; Margin Regulations............................8
     5.15     Existing Indebtedness..........................................9
     5.16     Foreign Assets Control Regulations, etc........................9
     5.17     Status under Certain Statutes..................................9

6.   REPRESENTATIONS OF THE PURCHASER........................................9

     6.1      Purchase for Investment........................................9


MASTERCARD INTERNATIONAL INCORPORATED   i                NOTE PURCHASE AGREEMENT

     6.2      Source of Funds...............................................10

7.   INFORMATION AS TO COMPANY..............................................11

     7.1      Financial and Business Information............................11
     7.2      Officer's Certificate.........................................13
     7.3      Inspection....................................................14

8.   PAYMENTS ON THE NOTES..................................................14

     8.1      Required Principal, Interest Payments.........................14
     8.2      Optional Prepayments with Make-Whole Amount...................15
     8.3      Allocation of Partial Prepayments.............................15
     8.4      Maturity; Surrender, etc......................................15
     8.5      Purchase of Notes.............................................15
     8.6      Make-Whole Amount.............................................16

9.   AFFIRMATIVE COVENANTS..................................................17

     9.1      Compliance with Law...........................................17
     9.2      Insurance.....................................................18
     9.3      Maintenance of Properties.....................................18
     9.4      Payment of Taxes..............................................18
     9.5      Corporate Existence, etc......................................18
     9.6      Compliance with ERISA.........................................19

10.  NEGATIVE COVENANTS.....................................................19

     10.1     Transactions with Affiliates..................................19
     10.2     Merger, Consolidation, etc....................................20
     10.3     Net Worth.....................................................20

11.  EVENTS OF DEFAULT......................................................21

     11.1     Events of Default.............................................21
     11.2     Remedies for Events of Default................................22
     11.3     Limitation on Distribution to Junior Creditors................23
     11.4     Payment of Expenses...........................................24
     11.5     Remedies Cumulative, Not Waived...............................24

12.  SUBORDINATION..........................................................24

     12.1     Subordination.................................................24
     12.2     Right to Receive Payment......................................25
     12.3     No Set-off....................................................25

13.  REGISTRATION; EXCHANGE; SUBSTITUTION OF NOTES..........................25

     13.1     Registration of Notes.........................................25
     13.2     Transfer and Exchange of Notes................................25
     13.3     Replacement of Notes..........................................26


MASTERCARD INTERNATIONAL INCORPORATED  ii                NOTE PURCHASE AGREEMENT

14.  PAYMENTS ON NOTES......................................................26

     14.1     Manner of Payment.............................................26
     14.2     Payments Due on Non-Business Days.............................27

15.  EXPENSES, ETC..........................................................27

     15.1     Transaction Expenses..........................................27
     15.2     Survival......................................................27

16.  SURVIVAL OF REPRESENTATIONS AND WARRANTIES;
     ENTIRE AGREEMENT.......................................................28


17.  AMENDMENT AND WAIVER...................................................28

     17.1     Requirements..................................................28
     17.2     Solicitation of Holders of Notes..............................28
     17.3     Binding Effect, etc...........................................29
     17.4     Notes held by Company, etc....................................29

18.  NOTICES................................................................29


19.  REPRODUCTION OF DOCUMENTS..............................................30


20.  CONFIDENTIAL INFORMATION...............................................30


21.  MISCELLANEOUS..........................................................32

     21.1     Successors and Assigns........................................32
     21.2     Severability..................................................32
     21.3     Construction..................................................32
     21.4     Counterparts..................................................33
     21.5     Governing Law.................................................33



SCHEDULE B     --  Defined Terms



MASTERCARD INTERNATIONAL INCORPORATED  iii               NOTE PURCHASE AGREEMENT

EXHIBIT 1         --       Form of 6.67% Subordinated Note due June 30, 2008
EXHIBIT 4.4(a)    --       Form of Opinion of Special Counsel for the Company


MASTERCARD INTERNATIONAL INCORPORATED  iv                NOTE PURCHASE AGREEMENT

                      MASTERCARD INTERNATIONAL INCORPORATED
                   6.67% SUBORDINATED NOTES DUE JUNE 30, 2008


                                                       Dated as of June 30, 1998
To Each of the Purchasers Listed in
         the Attached Schedule A:

Ladies and Gentlemen:

         MASTERCARD INTERNATIONAL INCORPORATED, a Delaware non-stock membership corporation (together with its successors and assigns, the "COMPANY"), agrees with you as follows:

1.       AUTHORIZATION OF NOTES

         The Company will authorize the issue and sale of $80,000,000 aggregate principal amount of its 6.67% Subordinated Notes due June 30, 2008 (the "NOTES", such term to include any such notes issued in substitution therefor pursuant to
Section 13 of this Agreement and the Other Agreements). The Notes shall be substantially in the form of Exhibit 1.

2.       SALE AND PURCHASE OF NOTES

         Subject to the terms and conditions of this Agreement, the Company will issue and sell to you and you will purchase from the Company, at the Closing provided for in Section 3, Notes in the principal amount specified below your name in SCHEDULE A at the purchase price of 100% of the principal amount thereof. Contemporaneously with entering into this Agreement, the Company is entering into separate Note Purchase Agreements (the "OTHER AGREEMENTS") identical with this Agreement with each of the other purchasers named in SCHEDULE A (the "OTHER PURCHASERS," together with you, the "PURCHASERS"), providing for the sale at such Closing to each of the Other Purchasers of Notes in the principal amount specified below its name in SCHEDULE A. Your obligation hereunder and the obligations of the Other Purchasers under the Other Agreements are several and not joint obligations and you shall have no obligation under any Other Agreement and no liability to any Person for the performance or non-performance by any Other Purchaser thereunder.

3.       CLOSING

         The sale and purchase of the Notes to be purchased by you and the Other Purchasers shall occur at the offices of Hebb & Gitlin, One State Street, Hartford, Connecticut 06103, at 10:00 a.m., local Hartford time, at a closing (the "CLOSING") on June 30, 1998 or on such other Business Day thereafter prior to July 1, 1998 as may be agreed upon by the Company and you and the Other Purchasers. At the Closing the Company will deliver to you the Notes to be purchased by you in the form of a single Note (or such greater number of Notes in denominations of at least $250,000 as you may request) dated the date of the Closing and registered in your name (or in the name of your nominee), against delivery by you to the Company or its order of immediately available funds in the amount of the purchase price therefor by wire transfer of immediately available funds for the account of the Company as specified on


MASTERCARD INTERNATIONAL INCORPORATED                    NOTE PURCHASE AGREEMENT

SCHEDULE 3. If at the Closing the Company fails to tender such Notes to you as provided in this Section 3, or any of the conditions specified in Section 4 shall not have been fulfilled to your satisfaction, you shall, at your election, be relieved of all further obligations under this Agreement, without thereby waiving any rights you may have by reason of such failure or such nonfulfillment.

4.       CONDITIONS TO CLOSING

         Your obligation to purchase and pay for the Notes to be sold to you at the Closing is subject to the fulfillment to your satisfaction, prior to or at the Closing, of the following conditions:

         4.1      REPRESENTATIONS AND WARRANTIES.

         The representations and warranties of the Company in this Agreement shall be correct as of the Closing.

         4.2      PERFORMANCE; NO DEFAULT.

         The Company shall have performed and complied with all agreements and conditions contained in this Agreement required to be performed or complied with by it prior to or at the Closing and after giving effect to the issue and sale of the Notes (and the application of the proceeds thereof as contemplated by SCHEDULE 5.14) no Default or Event of Default shall have occurred and be continuing.

         4.3      COMPLIANCE CERTIFICATES.

         The Company shall have delivered to you a certificate certifying as to the resolutions attached thereto and other corporate proceedings relating to the authorization, execution and delivery of the Notes and the Agreements.

         4.4      OPINIONS OF COUNSEL.

         You shall have received opinions in form and substance satisfactory to you, dated the date of the Closing

                  (a) from Robert E. Norton, general counsel for the Company, covering the matters set forth in Exhibit 4.4(a) and covering such other matters incident to the transactions contemplated hereby as you or your counsel may reasonably request (and the Company hereby instructs its counsel to deliver such opinion to you) and

                  (b) from Hebb & Gitlin, your special counsel, covering such matters incident to such transactions as you may reasonably request.

         4.5      PURCHASE PERMITTED BY APPLICABLE LAW, ETC.

         On the date of the Closing your purchase of Notes shall


MASTERCARD INTERNATIONAL INCORPORATED   2                NOTE PURCHASE AGREEMENT

                  (a) be permitted by the laws and regulations of each jurisdiction to which you are subject, without recourse to provisions (such as section 1 405(a)(8) of the New York Insurance Law) permitting limited investments by insurance companies without restriction as to the character of the particular investment,

                  (b) not violate any applicable law or regulation (including, without limitation, regulations of the Board of Governors of the Federal Reserve System in respect of margin lending), and

                  (c) not subject you to any tax, penalty or liability under or pursuant to any applicable law or regulation, which law or regulation was not in effect on the date hereof.

If requested by you, you shall have received an Officer's Certificate certifying as to such matters of fact as you may reasonably specify to enable you to determine whether such purchase is so permitted.

         4.6      S&P RATING.

         You shall have received evidence satisfactory to you that Standard & Poors has issued a private letter rating of at least A- for the Notes and such rating remains in full force and effect as of the date of closing.

         4.7      SALE OF OTHER NOTES.

         Contemporaneously with the Closing the Company shall sell to the Other Purchasers and the Other Purchasers shall purchase the Notes to be purchased by them at the Closing as specified in SCHEDULE A.

         4.8      PAYMENT OF SPECIAL COUNSEL FEES.

         Without limiting the provisions of Section 15.1, the Company shall have paid on or before the Closing the fees, charges and disbursements of your special counsel referred to in Section 4.4 to the extent reflected in a statement of such counsel rendered to the Company at least one Business Day prior to the Closing.

         4.9      PRIVATE PLACEMENT NUMBER.

         A Private Placement Number issued by Standard & Poor's CUSIP Service Bureau (in cooperation with the Securities Valuation Office of the National Association of Insurance Commissioners) shall have been obtained for the Notes.

         4.10     CHANGES IN CORPORATE STRUCTURE.

         Except as specified in SCHEDULE 4.10, the Company shall not have changed its jurisdiction of incorporation or been a party to any merger or consolidation and shall not have succeeded to all or any substantial part of the liabilities of any other entity, at any time following the date of the most recent financial statements referred to in SCHEDULE 5.5.


MASTERCARD INTERNATIONAL INCORPORATED   3                NOTE PURCHASE AGREEMENT

         4.11     PROCEEDINGS AND DOCUMENTS.

         All corporate and other proceedings in connection with the transactions contemplated by this Agreement and all documents and instruments incident to such transactions shall be satisfactory to you and your special counsel, and you and your special counsel shall have received all such counterpart originals or certified or other copies of such documents as you or they may reasonably request.

5.       REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         The Company represents and warrants to you, as of the date of the Closing, that:

         5.1      ORGANIZATION; POWER AND AUTHORITY.

         The Company is a non-stock corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and is duly qualified as a foreign non-stock corporation and is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Company has the corporate power and authority to own or hold under lease the properties it purports to own or hold under lease, to transact the business it transacts and proposes to transact, to execute and deliver this Agreement and the Other Agreements and the Notes and to perform the provisions hereof and thereof.

         5.2      AUTHORIZATION, ETC.

         This Agreement and the Other Agreements and the Notes have been duly authorized by all necessary corporate action on the part of the Company, and this Agreement constitutes, and upon execution and delivery thereof each Note will constitute, a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by

                  (a) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally and

                  (b) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

         5.3      DISCLOSURE.

         The Company, through its agents, Chase Securities, Inc., Donaldson Lufkin & Jenrette Securities Corporation and Salomon Smith Barney Inc., has delivered to you and each Other Purchaser a copy of a Private Placement Memorandum, dated May, 1998 (the "MEMORANDUM"), relating to the transactions contemplated hereby. Except as disclosed in SCHEDULE 5.3, this Agreement, the Memorandum, the documents, certificates or other writings identified in SCHEDULE
5.3 and the financial statements listed in SCHEDULE 5.5, taken as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not misleading in light of the circumstances under which they were


MASTERCARD INTERNATIONAL INCORPORATED   4                NOTE PURCHASE AGREEMENT
made. Except as expressly described in SCHEDULE 5.3, or in one of the documents, certificates or other writings identified therein, or in the financial statements listed in SCHEDULE 5.5, since December 31, 1997, there has been no change in the financial condition, operations, business or properties of the Company or any of its Subsidiaries except changes that individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect.

         5.4      ORGANIZATION AND OWNERSHIP OF SHARES OF SUBSIDIARIES.

                  (a) SCHEDULE 5.4 is (except as noted therein) a complete and correct list of the Company's Subsidiaries, showing, as to each Subsidiary, the correct name thereof, the jurisdiction of its organization, and the percentage of shares of each class of its capital stock or similar equity interests outstanding owned by the Company and each other Subsidiary.

                  (b) All of the outstanding shares of capital stock or similar equity interests of each Subsidiary shown in SCHEDULE 5.4 as being owned by the Company and its Subsidiaries have been validly issued, are fully paid and nonassessable and are owned by the Company or another Subsidiary free and clear of any Lien (except as otherwise disclosed in SCHEDULE 5.4).

                  (c) Each Subsidiary identified in SCHEDULE 5.4 is a corporation or other legal entity duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and is duly qualified as a foreign corporation or other legal entity and is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each such Subsidiary has the corporate or other power and authority to own or hold under lease the properties it purports to own or hold under lease and to transact the business it transacts and proposes to transact.

         5.5      FINANCIAL STATEMENTS.

         The Company has delivered to each Purchaser copies of the financial statements of the Company and its Subsidiaries listed on SCHEDULE 5.5. All of said financial statements (including in each case the related schedules and notes) fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of the respective dates specified in such SCHEDULE 5.5 and the consolidated results of their operations and cash flows for the respective periods so specified and have been prepared in accordance with GAAP consistently applied throughout the periods involved except as set forth in the notes thereto (subject, in the case of any interim financial statements, to normal year-end adjustments).

         5.6      COMPLIANCE WITH LAWS, OTHER INSTRUMENTS, ETC.

         The execution, delivery and performance by the Company of this Agreement and the Notes will not

                  (a) contravene, result in any breach of, or constitute a default under, or result in the creation of any Lien in respect of any property of the Company or any Subsidiary


MASTERCARD INTERNATIONAL INCORPORATED   5                NOTE PURCHASE AGREEMENT
         under, any indenture, mortgage, deed of trust, loan, purchase or credit agreement, lease, corporate charter or by-laws, or any other Material agreement or instrument to which the Company or any Subsidiary is bound or by which the Company or any Subsidiary or any of their respective properties may be bound or affected,

                  (b) conflict with or result in a breach of any of the terms, conditions or provisions of any order, judgment, decree, or ruling of any court, arbitrator or Governmental Authority applicable to the Company or any Subsidiary, or

                  (c) violate any provision of any statute or other rule or regulation of any Governmental Authority applicable to the Company or any Subsidiary.

         5.7      GOVERNMENTAL AUTHORIZATIONS, ETC.

         No consent, approval or authorization of, or registration, filing or declaration with, any Governmental Authority is required in connection with the execution, delivery or performance by the Company of this Agreement or the Notes.

         5.8      LITIGATION; OBSERVANCE OF STATUTES AND ORDERS.

                  (a) Except as set forth on SCHEDULE 5.8, there are no actions, suits or proceedings pending or, to the knowledge of the Company, threatened against or affecting the Company or any Subsidiary or any property of the Company or any Subsidiary in any court or before any arbitrator of any kind or before or by any Governmental Authority that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

                  (b) Neither the Company nor any Subsidiary is in default under any order, judgment, decree or ruling of any court, arbitrator or Governmental Authority or is in violation of any applicable law, ordinance, rule or regulation (including without limitation Environmental Laws) of any Governmental Authority, which default or violation, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

         5.9      TAXES.

         The Company and its Subsidiaries have filed all income tax returns that are required to have been filed in any jurisdiction, and have paid all taxes shown to be due and payable on such returns and all other taxes and assessments payable by them, to the extent such taxes and assessments have become due and payable and before they have become delinquent, except for any taxes and assessments

                  (a) the amount of which is not individually or in the aggregate Material or

                  (b) the amount, applicability or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which the Company or a Subsidiary, as the case may be, has established adequate reserves in accordance with GAAP.


MASTERCARD INTERNATIONAL INCORPORATED   6                NOTE PURCHASE AGREEMENT

         5.10     TITLE TO PROPERTY; LEASES.

         The Company and its Subsidiaries have good and marketable title to their respective Material properties, including all such properties reflected in the most recent audited balance sheet referred to in Section 5.5 or purported to have been acquired by the Company or any Subsidiary after said date (except as sold or otherwise disposed of in the ordinary course of business), in each case free and clear of Liens prohibited by this Agreement, except for those defects in title and Liens that, individually or in the aggregate, would not have a Material Adverse Effect. All Material leases are valid and subsisting and are in full force and effect in all material respects.

         5.11     LICENSES, PERMITS, ETC.

         Except as disclosed in SCHEDULE 5.11, the Company and its Subsidiaries own or possess all licenses, permits, franchises, authorizations, patents, copyrights, service marks, trademarks and trade names, or rights thereto, that are Material, without known conflict with the rights of others, except for those conflicts that, individually or in the aggregate, would not have a Material Adverse Effect.

         5.12     COMPLIANCE WITH ERISA.

                  (a) COMPLIANCE WITH LAW. The Company and each ERISA Affiliate have operated and administered each Plan in compliance with all applicable laws except for such instances of noncompliance as have not resulted in and could not reasonably be expected to result in a Material Adverse Effect. Neither the Company nor any ERISA Affiliate has incurred any liability pursuant to Title I or Title IV of ERISA or the penalty or excise tax provisions of the IRC relating to employee benefit plans (as defined in section 3 of ERISA), and no event, transaction or condition has occurred or exists that would reasonably be expected to result in the incurrence of any such liability by the Company or any ERISA Affiliate, or in the imposition of any Lien on any of the rights, properties or assets of the Company or any ERISA Affiliate, in either case pursuant to Title I or Title IV of ERISA or to such penalty or excise tax provisions or to section 401(a)(29) or section 412 of the IRC, other than such liabilities or Liens as would not be individually or in the aggregate Material.

                  (b) AMOUNT OF LIABILITY. The present value of the aggregate benefit liabilities under each of the Plans (other than Multiemployer Plans), determined as of the end of such Plan's most recently ended plan year (i.e. 1997) on the basis of the actuarial assumptions specified for funding purposes in such Plan's most recent actuarial valuation report, did not exceed the aggregate current value of the assets of such Plan allocable to such benefit liabilities in the aggregate for all Plans. The term "BENEFIT LIABILITIES" has the meaning specified in section 4001 of ERISA and the terms "CURRENT VALUE" and "PRESENT VALUE" have the meaning specified in section 3 of ERISA.

                  (c) MULTIEMPLOYER LIABILITIES. The Company and its ERISA Affiliates have not incurred withdrawal liabilities (and are not subject to contingent withdrawal


MASTERCARD INTERNATIONAL INCORPORATED   7                NOTE PURCHASE AGREEMENT
         liabilities) under section 4201 or section 4204 of ERISA in respect of Multiemployer Plans that individually or in the aggregate are Material.

                  (d) POSTRETIREMENT BENEFITS. The expected postretirement benefit obligation (determined as of the last day of the Company's most recently ended fiscal year in accordance with Financial Accounting Standards Board Statement No. 106, without regard to liabilities attributable to continuation coverage mandated by section 4980B of the IRC and other similar provisions of applicable law) of the Company and its Subsidiaries is not Material.

                  (e) PROHIBITED TRANSACTIONS. The execution and delivery of this Agreement and the issuance and sale of the Notes hereunder will not involve any transaction that is subject to the prohibitions of section 406 of ERISA (other than a transaction or transactions subject to an exemption from such prohibitions whether statutory or administrative) or in connection with which a tax could reasonably be expected to be imposed pursuant to section 4975(c)(1)(A) through section 4975(c)(1)(D) of the IRC, inclusive. The representation by the Company in the first sentence of this Section 5.12(e) is made in reliance upon and subject to

                           (i) the accuracy of your representation in Section
                  6.2 as to the sources of the funds to be used to pay the purchase price of the Notes to be purchased by you and

                           (ii) the assumption, made solely for the purpose of
                  making such representation, that Department of Labor Interpretive Bulletin 75-2 with respect to prohibited transactions remains valid in the circumstances of the transactions contemplated herein.

         5.13     PRIVATE OFFERING BY THE COMPANY.

         Neither the Company nor anyone acting on its behalf has offered the Notes or any similar securities for sale to, or solicited any offer to buy any of the same from, or otherwise approached or negotiated in respect thereof with, any Person other than you, the Other Purchasers and not more than 50 other institutional investors, each of which has been offered the Notes at a private sale for investment. Neither the Company nor anyone acting on its behalf has taken, or will take, any action that would subject the issuance or sale of the Notes to the registration requirements of section 5 of the Securities Act.

         5.14     USE OF PROCEEDS; MARGIN REGULATIONS.

         The Company will apply the proceeds of the sale of the Notes as set forth in SCHEDULE 5.14. No part of the proceeds from the sale of the Notes hereunder will be used, directly or indirectly, for any purpose that would violate regulations of the Board of Governors of the Federal Reserve System in respect of margin lending.


MASTERCARD INTERNATIONAL INCORPORATED   8                NOTE PURCHASE AGREEMENT

         5.15     EXISTING INDEBTEDNESS.

         Except as described therein, SCHEDULE 5.15 sets forth a complete and correct list of all outstanding Indebtedness of the Company and its Subsidiaries as of June 30, 1998, after giving effect to the application of the proceeds of the Notes as set forth in SCHEDULE 5.14 (and specifying, as to each such Indebtedness, the collateral, if any, securing such Indebtedness), since which date there has been no Material change in the amounts, interest rates, sinking funds, instalment payments, collateral or maturities of the Indebtedness of the Company or its Subsidiaries. Neither the Company nor any Subsidiary is in default and no waiver of default is currently in effect, in the payment of any principal or interest on any Indebtedness of the Company or such Subsidiary and no event or condition exists with respect to any Indebtedness of the Company or any Subsidiary that would permit (or that with notice or the lapse of time, or both, would permit) one or more Persons to cause such Indebtedness to become due and payable before its stated maturity or before its regularly scheduled dates of payment.

         5.16     FOREIGN ASSETS CONTROL REGULATIONS, ETC.

         Neither the sale of the Notes by the Company hereunder nor its use of the proceeds thereof will violate the Trading with the Enemy Act, as amended, or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto.

         5.17     STATUS UNDER CERTAIN STATUTES.

         Neither the Company nor any Subsidiary is subject to regulation under the Investment Company Act of 1940, as amended, the Public Utility Holding Company Act of 1935, as amended, or the Federal Power Act, as amended.

6.       REPRESENTATIONS OF THE PURCHASER

         6.1      PURCHASE FOR INVESTMENT.

         You represent that

                  (a) you are an "accredited investor" as defined in Rule 501(a) under the Securities Act, with such knowledge and experience in financial and business matters as are necessary in order to evaluate the merits and risks of an investment in the Notes, and

                  (b) you are purchasing the Notes for your own account or for one or more separate accounts maintained by you or for the account of one or more pension or trust funds and not with a view to the distribution thereof, provided that the disposition of your or their property shall at all times be within your or their control.

You acknowledge that

                  (i) the Notes have not been registered under the Securities Act and may be resold only if registered pursuant to the provisions of the Securities Act or if an


MASTERCARD INTERNATIONAL INCORPORATED   9                NOTE PURCHASE AGREEMENT
         exemption from registration is available, except under circumstances where neither such registration nor such an exemption is required by law, and

                  (ii) the Company is not required to register the Notes under the Securities Act.


         6.2      SOURCE OF FUNDS.


         You represent that at least one of the following statements is an accurate representation as to each source of funds (a "SOURCE") to be used by you to pay the purchase price of the Notes to be purchased by you hereunder:

                  (a) GENERAL ACCOUNT -- the Source is an "insurance company general account" as defined in Department of Labor Prohibited Transaction Exemption ("PTE") 95-60 and in respect thereof you represent that there is no "employee benefit plan" (as defined in section 3(3) of ERISA and section 4975(e)(1) of the IRC, treating as a single plan all plans maintained by the same employer or employee organization or affiliate thereof) with respect to which the amount of the general account reserves and liabilities of all contracts held by or on behalf of such plan exceed 10% of the total reserves and liabilities of such general account (exclusive of separate account liabilities) plus surplus, as set forth in the NAIC Annual Statement filed with your state of domicile;

                  (b) SEPARATE ACCOUNT -- the Source is either

                           (i) an insurance company pooled separate account,
                  within the meaning of PTE 90-1, or

                           (ii) a bank collective investment fund, within the
                  meaning of the PTE 91-38,

         and, except as you have disclosed to the Company in writing pursuant to this Section 7.2(b), no employee benefit plan or group of plans maintained by the same employer or employee organization beneficially owns more than 10% of all assets allocated to such pooled separate account or collective investment fund;

                  (c) QPAM -- the Source constitutes assets of an "investment fund" (within the meaning of Part V of PTE 84-14) in respect of which each of the following is true:

                           (i) such investment fund is managed by a "qualified
                  professional asset manager" or "QPAM" (within the meaning of Part V of PTE 84-14);

                           (ii) no employee benefit plan's assets that are
                  included in such investment fund, when combined with the assets of all other employee benefit plans established or maintained by the same employer or by an affiliate (within the meaning of section V(c)(1) of PTE 84-14) of such employer or by the same employee organization and managed by such QPAM, exceed 20% of the total client assets managed by such QPAM,


MASTERCARD INTERNATIONAL INCORPORATED  10                NOTE PURCHASE AGREEMENT

                           (iii) the conditions of Part I(c) and Part I(g) of
                  PTE 84-14 are satisfied, neither the QPAM nor a Person controlling or controlled by the QPAM (applying the definition of "control" in Section V(e) of PTE 84-14) owns a 5% or more interest in the Company, and

                                    (A) the identity of such QPAM, and

                                    (B) the names of all employee benefit plans
                           whose assets are included in such investment fund

                  have been disclosed to the Company in writing pursuant to this
                  Section 7.2(c);

                  (d) GOVERNMENT PLAN, ETC -- the Source is a governmental plan or church plan that is covered by neither ERISA nor Section 4975 of the IRC;

                  (e) IDENTIFIED PLANS -- the Source is one or more employee benefit plans, or a separate account or trust fund comprised of one or more employee benefit plans, each of which has been identified to the Company in writing pursuant to this Section 7.2(e);

                  (f) IN-HOUSE ASSET MANAGER -- the Source is the assets of one or more employee benefit plans that are managed by an "in-house asset manager," as that term is defined in PTE 96-23, and such purchase and holding of the Notes is exempt under PTE 96-23; or

                  (g) EXEMPT PLANS -- the Source does not include the assets of any employee benefit plan that is subject to Title I of ERISA or any "plan" that is subject to Section 4975 of the IRC.

As used in this Section 7.2, the terms "employee benefit plan", "governmental plan", "party in interest" and "separate account" shall have the respective meanings assigned to such terms in section 3 of ERISA.

7.       INFORMATION AS TO COMPANY

         7.1      FINANCIAL AND BUSINESS INFORMATION.

         The Company shall deliver to each holder of Notes:

                  (a) QUARTERLY STATEMENTS -- within 60 days after the end of each quarterly fiscal period in each fiscal year of the Company (other than the last quarterly fiscal period of each such fiscal year), duplicate copies of,

                           (i) a consolidated balance sheet of the Company and
                  its Subsidiaries as at the end of such quarter, and

                           (ii) consolidated statements of income, changes in
                  equity and cash flows of the Company and its Subsidiaries, for such quarter and (in the case of the


MASTERCARD INTERNATIONAL INCORPORATED  11                NOTE PURCHASE AGREEMENT
                  second and third quarters) for the portion of the fiscal year ending with such quarter,

setting forth in each case in comparative form the figures for the corresponding periods in the previous fiscal year, all in reasonable detail, prepared in accordance with GAAP applicable to quarterly financial statements generally, and certified by a Senior Financial Officer as fairly presenting, in all material respects, the consolidated financial position of the companies being reported on and their consolidated results of operations and cash flows, subject to changes resulting from year-end adjustments, provided that delivery within the time period specified above of copies of the Company's Quarterly Report on Form 10-Q prepared in compliance with the requirements therefor and filed with the Securities and Exchange Commission shall be deemed to satisfy the requirements of this Section 7.1(a);

                  (b) ANNUAL STATEMENTS -- within 105 days after the end of each fiscal year of the Company, duplicate copies of,

                           (i) a consolidated balance sheet of the Company and
                  its Subsidiaries, as at the end of such year, and

                           (ii) consolidated statements of income, changes in
                  equity and cash flows of the Company and its Subsidiaries, for such year,

setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail, prepared in accordance with GAAP, and accompanied by an opinion thereon of independent certified public accountants of recognized national standing, which opinion shall state that such financial statements present fairly, in all material respects, the consolidated financial position of the companies being reported upon and their consolidated results of operations and cash flows and have been prepared in conformity with GAAP, and that the examination of such accountants in connection with such financial statements has been made in accordance with generally accepted auditing standards, and that such audit provides a reasonable basis for such opinion in the circumstances, provided that the delivery within the time period specified above of the Company's Annual Report on Form 10-K for such fiscal year prepared in accordance with the requirements therefor and filed with the Securities and Exchange Commission shall be deemed to satisfy the requirements of this Section
7.1 (b);

                  (c) SEC AND OTHER REPORTS -- promptly upon their becoming available, one copy of

                           (i) each financial statement, report, notice or proxy
                  statement sent by the Company or any Subsidiary to public securities holders or the Company's members generally, and

                           (ii) each regular or periodic report, each
                  registration statement that shall have become effective (without exhibits except as expressly requested by such holder), and each final prospectus and all amendments thereto filed by the Company or any Subsidiary with the Securities and Exchange Commission;


MASTERCARD INTERNATIONAL INCORPORATED  12                NOTE PURCHASE AGREEMENT

                  (d) NOTICE OF DEFAULT OR EVENT OF DEFAULT -- promptly, and in any event within five days, after a Responsible Officer becoming aware of the existence of any Default or Event of Default, a written notice specifying the nature and period of existence thereof and what action the Company is taking or proposes to take with respect thereto;

                  (e) ERISA MATTERS -- promptly, and in any event within Ten Business Days after a Responsible Officer becomes aware of any of the following, a written notice setting forth the nature thereof and the action, if any, that the Company or an ERISA Affiliate proposes to take with respect thereto:

                           (i) with respect to any Plan, any reportable event,
                  as defined in section 4043(c) of ERISA and the regulations thereunder, for which notice thereof has not been waived pursuant to such regulations as in effect on the date of the Closing; or

                           (ii) the taking by the PBGC of steps to institute, or
                  the threatening by the PBGC of the institution of, proceedings under section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or the receipt by the Company or any ERISA Affiliate of a notice from a Multiemployer Plan that such action has been taken by the PBGC with respect to such Multiemployer Plan; or

                           (iii) any event, transaction or condition that could
                  reasonably be expected to result in the incurrence of any liability by the Company or any ERISA Affiliate pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the IRC relating to employee benefit plans, or in the imposition of any Lien on any of the rights, properties or assets of the Company or any ERISA Affiliate pursuant to Title I or IV of ERISA or such penalty or excise tax provisions, if such event, liability or Lien, taken together with any other such events, liabilities or Liens then existing, would reasonably be expected to have a Material Adverse Effect;

                  (f) REQUESTED INFORMATION -- with reasonable promptness, such other data and information relating to the business, operations, affairs, financial condition, assets or properties of the Company or any of its Subsidiaries or relating to the ability of the Company to perform its obligations hereunder and under the Notes as from time to time may be reasonably requested by any such holder of Notes, or such information regarding the Company required to satisfy the requirements of 17 C.F.R. Section 230.144A, as amended from time to time, in connection with any contemplated transfer of the Notes.

         7.2      OFFICER'S CERTIFICATE.

         Each set of financial statements delivered to a holder of Notes pursuant to Section 7.1(a) or Section 7.1(b) shall be accompanied by a certificate of a Senior Financial Officer setting forth:

                  (a) COVENANT COMPLIANCE -- the information (including detailed calculations) required in order to establish whether the Company was in compliance with the requirements of Section 10.3 during the quarterly or annual period covered by the


MASTERCARD INTERNATIONAL INCORPORATED  13                NOTE PURCHASE AGREEMENT
         statements then being furnished (including with respect to each such Section, where applicable, the calculations of the maximum or minimum amount, ratio or percentage, as the case may be, permissible under the terms of such Sections, and the calculation of the amount, ratio or percentage then in existence); and

                  (b) EVENT OF DEFAULT -- a statement that such officer has reviewed the relevant terms hereof and has made, or caused to be made, under his or her supervision, a review of the transactions and conditions of the Company and its Subsidiaries from the beginning of the quarterly or annual period covered by the statements then being furnished to the date of the certificate and that such review has not disclosed the existence during such period of any condition or event that constitutes a Default or an Event of Default or, if any such condition or event existed or exists, specifying the nature and period of existence thereof and what action the Company shall have taken or proposes to take with respect thereto.

         7.3      INSPECTION.

         The Company shall permit the representatives of each holder of Notes:

                  (a) NO DEFAULT -- if no Default or Event of Default then exists, at the expense of such holder and upon reasonable prior notice to the Company, to visit the principal executive office of the Company during regular business hours and not more than once per year, to discuss the affairs, finances and accounts of the Company and its Subsidiaries with the Company's officers, and, with the consent of the Company (which consent will not be unreasonably withheld) to visit the other offices and properties of the Company and each Subsidiary, all at such reasonable times and as often as may be reasonably requested in writing; and

                  (b) DEFAULT -- if a Default or Event of Default then exists, at the expense of the Company to visit and inspect any of the offices or properties of the Company or any Subsidiary, to examine all their respective books of account, records, reports and other papers, to make copies and extracts therefrom, and to discuss their respective affairs, finances and accounts with their respective officers and independent public accountants (and by this provision the Company authorizes said accountants to discuss the affairs, finances and accounts of the Company and its Subsidiaries), all at such times and as often as may be requested.

8.       PAYMENTS ON THE NOTES

         8.1      REQUIRED PRINCIPAL, INTEREST PAYMENTS.

         The entire principal of the Notes remaining outstanding on June 30, 2008, together with interest accrued thereon, shall become due and payable on June 30, 2008. Interest on the Notes shall be computed and paid in the manner and on the dates provided in the Notes.


MASTERCARD INTERNATIONAL INCORPORATED  14                NOTE PURCHASE AGREEMENT

         8.2      OPTIONAL PREPAYMENTS WITH MAKE-WHOLE AMOUNT.

         The Company may, at its option, upon notice as provided below, prepay at any time all, or from time to time any part, of the Notes, in an amount not less than 5% of the aggregate principal amount of the Notes then outstanding in the case of a partial prepayment, at 100% of the principal amount so prepaid, plus the Make-Whole Amount determined for the prepayment date with respect to such principal amount. The Company will give each holder of Notes written notice of each optional prepayment under this Section 8.2 not less than 30 days and not more than 60 days prior to the date fixed for such prepayment. Each such notice shall specify such prepayment date, the aggregate principal amount of the Notes to be prepaid on such date, the principal amount of each Note held by such holder to be prepaid (determined in accordance with Section 8.3), and the interest to be paid on the prepayment date with respect to such principal amount being prepaid, and shall be accompanied by a certificate of a Senior Financial Officer as to the estimated Make-Whole Amount due in connection with such prepayment (calculated as if the date of such notice were the date of the prepayment), setting forth the details of such computation. Two Business Days prior to such prepayment, the Company shall deliver to each holder of Notes a certificate of a Senior Financial Officer specifying the calculation of such Make-Whole Amount as of the specified prepayment date.

         8.3      ALLOCATION OF PARTIAL PREPAYMENTS.

         In the case of each partial prepayment of the Notes, the principal amount of the Notes to be prepaid shall be allocated among all of the Notes at the time outstanding in proportion, as nearly as practicable, to the respective unpaid principal amounts thereof not theretofore called for prepayment.

         8.4      MATURITY; SURRENDER, ETC.

         In the case of each prepayment of Notes pursuant to this Section 8, the principal amount of each Note to be prepaid shall mature and become due and payable on the date fixed for such prepayment, together with interest on such principal amount accrued to such date and the applicable Make-Whole Amount, if any. From and after such date, unless the Company shall fail to pay such principal amount when so due and payable, together with the interest and Make-Whole Amount, if any, as aforesaid, interest on such principal amount shall cease to accrue. Any Note paid or prepaid in full shall be surrendered to the Company and cancelled and shall not be reissued, and no Note shall be issued in lieu of any prepaid principal amount of any Note.

         8.5      PURCHASE OF NOTES.

         The Company will not and will not permit any Affiliate to purchase, redeem, prepay or otherwise acquire, directly or indirectly, any of the outstanding Notes except

                  (a) upon the payment or prepayment of the Notes in accordance with the terms of this Agreement and the Notes or

                  (b) pursuant to an offer to purchase made by the Company or an Affiliate pro rata to the holders of all Notes at the time outstanding upon the same terms and conditions.


MASTERCARD INTERNATIONAL INCORPORATED  15                NOTE PURCHASE AGREEMENT

Any such offer shall provide each holder with sufficient information to enable it to make an informed decision with respect to such offer, and shall remain open for at least 20 Business Days. If the holders of more than 25% of the principal amount of the Notes then outstanding accept such offer, the Company shall promptly notify the remaining holders of such fact and the expiration date for the acceptance by holders of Notes of such offer shall be extended by the number of days necessary to give each such remaining holder at least 10 Business Days from its receipt of such notice to accept such offer. The Company will promptly cancel all Notes acquired by it pursuant to any payment, prepayment or purchase of Notes pursuant to any provision of this Agreement and no Notes may be issued in substitution or exchange for any such Notes.

         8.6      MAKE-WHOLE AMOUNT.

         The term "MAKE-WHOLE AMOUNT" means, with respect to any Note, an amount equal to the excess, if any, of the Discounted Value of the Remaining Scheduled Payments with respect to the Called Principal of such Note over the amount of such Called Principal, provided that the Make-Whole Amount may in no event be less than zero. For the purposes of determining the Make-Whole Amount, the following terms have the following meanings:

                  "CALLED PRINCIPAL" means, with respect to any Note, the principal of such Note that is to be prepaid pursuant to Section 8.2 or has become immediately due and payable pursuant to Section 11, as the context requires.

                  "DISCOUNTED VALUE" means, with respect to the Called Principal of any Note, the amount obtained by discounting all Remaining Scheduled Payments with respect to such Called Principal from their respective scheduled due dates to the Settlement Date with respect to such Called Principal, in accordance with accepted financial practice and at a discount factor (applied on the same periodic basis as that on which interest on the Notes is payable) equal to the Reinvestment Yield with respect to such Called Principal.

                  "REINVESTMENT YIELD" means, with respect to the Called Principal of any Note, 0.5% per annum plus the yield to maturity implied by

                           (i) the yields reported, as of 10:00 A.M. (New York
                  City time) on the second Business Day preceding the Settlement Date with respect to such Called Principal, on the display designated as "USD" on the Bloomberg Financial Market Service (or such other display as may replace Page USD on the Bloomberg Financial Market Service) for actively traded U.S. Treasury securities having a maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date, or

                           (ii) if such yields are not reported as of such time
                  or the yields reported as of such time are not ascertainable, the Treasury Constant Maturity Series Yields reported, for the latest day for which such yields have been so reported as of the second Business Day preceding the Settlement Date with respect to such Called Principal, in Federal Reserve Statistical Release H.15 (519) (or any comparable successor publication) for actively traded U.S. Treasury securities



MASTERCARD INTERNATIONAL INCORPORATED  16                NOTE PURCHASE AGREEMENT
                  having a constant maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date.

         Such implied yield will be determined, if necessary, by

                  (a) converting U.S. Treasury bill quotations to bond-equivalent yields in accordance with accepted financial practice, and

                  (b) interpolating linearly between

                           (1) the actively traded U.S. Treasury security with
                  the duration closest to and greater than the Remaining Average Life, and

                           (2) the actively traded U.S. Treasury security with
                  the duration closest to and less than the Remaining Average Life.

                  "REMAINING AVERAGE LIFE" means, with respect to any Called Principal, the number of years that will elapse between the Settlement Date and June 30, 2008.

                  "REMAINING SCHEDULED PAYMENTS" means, with respect to the Called Principal of any Note, all payments of interest on such Called Principal that would be due after the Settlement Date with respect to such Called Principal if no payment of such Called Principal were made prior to its scheduled due date and the payment of such Called Principal on June 30, 2008, provided that if such Settlement Date is not a date on which interest payments are due to be made under the terms of the Notes, then the amount of the next succeeding scheduled interest payment will be reduced by the amount of interest accrued to such Settlement Date and required to be paid on such Settlement Date pursuant to Section 8.2 or Section 11.

                  "SETTLEMENT DATE" means, with respect to the Called Principal of any Note, the date on which such Called Principal is to be prepaid pursuant to Section 8.2 or has become or is declared to be immediately due and payable pursuant to Section 11, as the context requires.

9.       AFFIRMATIVE COVENANTS

         The Company covenants that so long as any of the Notes are outstanding:

         9.1      COMPLIANCE WITH LAW.

         The Company will and will cause each of its Subsidiaries to comply with all laws, ordinances or governmental rules or regulations to which each of them is subject, and will obtain and maintain in effect all licenses, certificates, permits, franchises and other governmental authorizations necessary to the ownership of their respective properties or to the conduct of their respective businesses, in each case to the extent necessary to ensure that non-compliance with such laws, ordinances or governmental rules or regulations or failures to obtain or maintain in effect such licenses, certificates, permits, franchises and other governmental authorizations would not reasonably be expected, individually or in the aggregate, to have a materially adverse



MASTERCARD INTERNATIONAL INCORPORATED  17                NOTE PURCHASE AGREEMENT
effect on the business, operations, financial condition, properties or assets of the Company and its Subsidiaries taken as a whole.

         9.2      INSURANCE.

         The Company will and will cause each of its Subsidiaries to maintain, with financially sound and reputable insurers, insurance with respect to their respective properties and businesses against such casualties and contingencies, of such types, on such terms and in such amounts (including deductibles, co-insurance and self-insurance, if adequate reserves are maintained with respect thereto) as is customary in the case of entities of established reputations engaged in the same or a similar business and similarly situated.

         9.3      MAINTENANCE OF PROPERTIES.

         The Company will and will cause each of its Subsidiaries to maintain and keep, or cause to be maintained and kept, their respective properties in good repair, working order and condition (other than ordinary wear and tear), so that the business carried on in connection therewith may be properly conducted at all times, provided that this Section 9.3 shall not prevent the Company or any Subsidiary from discontinuing the operation and the maintenance of any of its properties if such discontinuance is desirable in the conduct of its business and the Company has concluded that such discontinuance would not, individually or in the aggregate, have a materially adverse effect on the business, operations, financial condition, properties or assets of the Company and its Subsidiaries taken as a whole.

         9.4      PAYMENT OF TAXES.

         The Company will and will cause each of its Subsidiaries to file all income tax or similar tax returns required to be filed in any jurisdiction and to pay and discharge all taxes shown to be due and payable on such returns and all other taxes, assessments, governmental charges, or levies payable by any of them, to the extent such taxes, assessments charges or levies have become due and payable and before they have become delinquent, provided that neither the Company nor any Subsidiary need pay any such tax, assessment, charge or levy, if

                  (a) the amount, applicability or validity thereof is contested by the Company or such Subsidiary on a timely basis in good faith and in appropriate proceedings, and the Company or a Subsidiary has established adequate reserves therefor in accordance with GAAP on the books of the Company or such Subsidiary, or

                  (b) the nonpayment of all such taxes, assessments, charges and levies in the aggregate would not reasonably be expected to have a materially adverse effect on the business, operations, financial condition, properties or assets of the Company and its Subsidiaries taken as a whole.

         9.5      CORPORATE EXISTENCE, ETC.

         Subject to Section 10.2, the Company will at all times preserve and keep in full force and effect its corporate existence. The Company will at all times preserve and keep in full force and effect the corporate existence of each of its Subsidiaries (unless merged into the Company or a


MASTERCARD INTERNATIONAL INCORPORATED  18                NOTE PURCHASE AGREEMENT

Subsidiary) and all rights and franchises of the Company and its Subsidiaries unless, in the good faith judgment of the Company, the termination of or failure to preserve and keep in full force and effect such corporate existence, right or franchise would not, individually or in the aggregate, have a materially adverse effect on the business, operations, financial condition, properties or assets of the Company and its Subsidiaries taken as a whole.

         9.6      COMPLIANCE WITH ERISA.

         The Company will not permit

                  (a) any Plan to fail to satisfy the minimum funding standards of ERISA or the IRC for any plan year or part thereof or the seeking or obtaining of a waiver of such standards or the extension of any amortization period under section 412 of the IRC with respect thereto;

                  (b) the filing of a notice of intent to terminate any Plan with the PBGC or the institution or continuation of proceedings under ERISA section 4042 to terminate or appoint a trustee to administer any Plan;

                  (c) the aggregate "amount of unfunded benefit liabilities" (within the meaning of section 4001 (a)(1 8) of ERISA) under all Plans, determined in accordance with Title IV of ERISA, to exceed $10,000,000;

                  (d) the Company or any ERISA Affiliate to incur or reasonably expect to incur any liability pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the IRC relating to employee benefit plans;

                  (e) the Company or any ERISA Affiliate to withdraw from any Multiemployer Plan; or

                  (f) the Company or any ERISA Affiliate to establish or amend any employee welfare benefit plan that provides post-employment welfare benefits in a manner that would increase the liability of the Company or any ERISA Affiliate thereunder;

if any such event or events described in clause (a) through clause (f) above, either individually or together with any other such event or events, would reasonably be expected to have a Material Adverse Effect. As used in this
Section 9.6, the terms "EMPLOYEE BENEFIT PLAN" and "EMPLOYEE WELFARE BENEFIT PLAN" shall have the respective meanings assigned to such terms in Section 3 of ERISA.

10.      NEGATIVE COVENANTS

         The Company covenants that so long as any of the Notes are outstanding:

         10.1     TRANSACTIONS WITH AFFILIATES.

         The Company will not and will not permit any Subsidiary to enter into directly or indirectly any Material transaction or Material group of related transactions (including without


MASTERCARD INTERNATIONAL INCORPORATED  19                NOTE PURCHASE AGREEMENT
limitation the purchase, lease, sale or exchange of properties of any kind or the rendering of any service) with any Affiliate (other than the Company or another Subsidiary), except pursuant to the reasonable requirements of the Company's or such Subsidiary's business and upon fair and reasonable terms no less favorable to the Company or such Subsidiary than would be obtainable in a comparable arm's-length transaction with a Person not an Affiliate.

         10.2     MERGER, CONSOLIDATION, ETC.

         The Company shall not consolidate with or merge with any other Person or convey, transfer or lease substantially all of its assets in a single transaction or series of transactions to any Person unless:

                  (a) the successor formed by such consolidation or the survivor of such merger or the Person that acquires by conveyance, transfer or lease substantially all of the assets of the Company as an entirety, as the case may be, shall be a solvent corporation organized and existing under the laws of the United States or any State thereof (including the District of Columbia), and, if the Company is not such corporation, such corporation shall have executed and delivered to each holder of any Notes its assumption of the due and punctual performance and observance of each covenant and condition of this Agreement, the Other Agreements and the Notes; and

                  (b) immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing.

No such conveyance, transfer or lease of substantially all of the assets of the Company shall have the effect of releasing the Company or any successor corporation that shall theretofore have become such in the manner prescribed in this Section 10.2 from its liability under this Agreement or the Notes.

         10.3     NET WORTH.

         The Company will not permit Consolidated Net Worth at any time to be less than

                  (a) $125,000,000, plus

                  (b) the sum of the amounts calculated in respect of each fiscal quarter of the Company ending after December 31, 1997 equal, in the case of each such fiscal quarter, to the greater of

                           (i) $0, or

                           (ii) 50% of Consolidated Net Income for such fiscal
                  quarter.


MASTERCARD INTERNATIONAL INCORPORATED  20                NOTE PURCHASE AGREEMENT

11.      EVENTS OF DEFAULT

         11.1     EVENTS OF DEFAULT.

         An "EVENT OF DEFAULT" shall exist if any of the following conditions or events shall occur and be continuing:

                  (a)      PRINCIPAL AND INTEREST DEFAULTS --

                           (i) the Company defaults in the payment of any
                  principal or Make-Whole Amount, if any, on any Note when the same becomes due and payable; or

                           (ii) the Company defaults in the payment of any
                  interest on any Note for more than five Business Days after the same becomes due and payable; or

                  (b)      OTHER DEFAULTS --

                           (i) the Company defaults in the performance of or
                  compliance with any term contained in Section 10.3; or

                           (ii) the Company defaults in the performance of or
                  compliance with any term contained herein and such default is not remedied within 30 days after the earlier of

                                    (A) a Responsible Officer obtaining actual
                           knowledge of such default and

                                    (B) the Company receiving written notice of
                           such default from any holder of a Note (any such written notice to be identified as a "notice of default" and to refer specifically to this Section 11.1(b)(ii)); or

                           (iii) any representation or warranty made in writing
                  by or on behalf of the Company or by any officer of the Company in this Agreement or in any writing furnished in connection with the transactions contemplated hereby proves to have been false or incorrect in any material respect on the date as of which made or deemed made; or

                  (c)      BANKRUPTCY DEFAULTS --

                           (i) the Company

                                    (A) files, or consents by answer or
                           otherwise to the filing against it of, a petition for relief or reorganization or arrangement or any other petition in bankruptcy, for liquidation or to take advantage of any bankruptcy, insolvency, reorganization, moratorium or other similar law of any jurisdiction,


MASTERCARD INTERNATIONAL INCORPORATED  21                NOTE PURCHASE AGREEMENT

                                    (B) makes an assignment for the benefit of
                           its creditors,

                                    (C) consents to the appointment of a
                           custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property,

                                    (D) is adjudicated as insolvent or to be
                           liquidated, or

                                    (E) takes corporate action for the purpose
                           of any of the foregoing; or

                           (ii) a court or governmental authority of competent
                  jurisdiction enters an order appointing, without consent by the Company, a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, or constituting an order for relief or approving a petition for relief or reorganization or any other petition in bankruptcy or for liquidation or to take advantage of any bankruptcy or insolvency law of any jurisdiction, or ordering the dissolution, winding-up or liquidation of the Company, or any such petition shall be filed against the Company and such petition shall not be dismissed within 60 days.

         11.2     REMEDIES FOR EVENTS OF DEFAULT.

                  (a) PRINCIPAL AND INTEREST DEFAULT. Upon the occurrence of any Event of Default described in Section 11.1(a), any one or more of each holder of Notes (with respect to amounts owed to such holder) and the Required Holders (with respect to amounts owed to all holders) may enforce its rights or the rights of all holders of Notes, as the case may be, either by suit in equity or by action at law, or both, in respect of each payment that is in default pursuant to Section 11.1(a).

                  (b) OTHER DEFAULTS. Upon the occurrence of any Event of Default described in Section 11.1(b), the Required Holders may proceed to protect and enforce the rights of the holders of the Notes hereunder and under the Notes, either by suit in equity or by action at law, or both, whether for the specific performance of any covenant or agreement contained in this Agreement or in aid of the exercise of any power granted in this Agreement, provided that neither the Required Holders nor any holder of a Note shall have the right to exercise the remedies provided in Section 11.2(a) other than in accordance with Section 11.2(a).

                  (c) BANKRUPTCY. Upon the occurrence of any Event of Default described in Section 11.1(c),

                           (i) the Notes will forthwith mature and the entire
                  unpaid principal amount of the Notes, plus all accrued and unpaid interest thereon and the Make-Whole Amount determined in respect of such principal amount (to the full extent permitted by applicable law) as of the date of such event, shall be immediately due and payable, in each and every case without presentment, demand, protest or further notice, all of which are hereby waived, and


MASTERCARD INTERNATIONAL INCORPORATED  22                NOTE PURCHASE AGREEMENT

                           (ii) each holder of Notes may prove for the debts
                  owed to such holder under the Note Purchase Agreements and the Notes and make a claim therefor in any proceeding in respect of the insolvency, winding-up, liquidation or dissolution of the Company.

                  (d)      APPLICATION FOR LIQUIDATION. If, at any time,

                           (i) an Event of Default under Section 11.1(a) is then
                  continuing,

                           (ii) the Company is subject to regulation and
                  supervision by Governmental Authorities of the United States of America as an insured depository institution,

                           (iii) the Notes would constitute a part of the
                  Company's equity capital for purposes of such regulation and supervision if this Section 11.2(d) was applicable to such Event of Default, and

                           (iv) such regulations require that if an Event of
                  Default under Section 11.1(a) is continuing, then the remedies of the holders of the Notes in respect of such Event of Default shall be limited to petitioning such Governmental Authority for the liquidation, winding-up or dissolution of the Company, then the remedies at such time of the holders of the Notes in such event shall be limited to petitioning such Governmental Authority for the liquidation, winding-up or dissolution of the Company, and the entire unpaid principal amount of the Notes, plus all accrued and unpaid interest thereon and the Make-Whole Amount determined in respect of such principal amount (to the full extent permitted by applicable law) shall be due in connection with such liquidation, winding-up or dissolution of the Company, and each holder of Notes may prove for the debts owed to such holder under the Note Purchase Agreements and the Notes and make a claim therefor in any proceeding in respect of the winding-up, liquidation or dissolution of the Company.

                  (e) LIMITATION ON REMEDIES. Notwithstanding Section 11.2(a) and Section 11.2(b), no holder of Notes may participate in the institution of the appointment of a receiver or trustee of the Company, or the institution of a proceeding in respect of the Company's insolvency, liquidation, bankruptcy, assignment for the benefit of creditors, reorganization or the institution of any other proceeding for the marshalling of the assets and liabilities of the Company, provided that this Section 11.2(e) shall not in any way limit Section 11.2(c).

         11.3     LIMITATION ON DISTRIBUTION TO JUNIOR CREDITORS.

         The Company will not make any distribution of money or property of any nature in respect of

                  (a) any obligation (including, without limitation, any equity claim) that ranks junior to the Notes under Section 12.1


MASTERCARD INTERNATIONAL INCORPORATED  23                NOTE PURCHASE AGREEMENT

                  (b) obligations represented by capital, equity or other ownership interests of the Company, including, without limitation, claims of general partners, limited partners, stockholders and members, and claims derived from such interests, including, without limitation, declared distributions or dividends in respect of such interests, while any Default or Event of Default is continuing.

         11.4     PAYMENT OF EXPENSES.

         If the Company defaults in the making of any payment due under any Note or in the performance or observance of any agreement contained in this Agreement and the Notes, the Company will pay to the holder thereof such further amounts, to the extent lawful, as shall be sufficient to pay the reasonable costs and expenses of collection or of otherwise enforcing such holder's rights, including reasonable counsel fees. The obligations of the Company under this Section 11.4 shall survive the payment of the Notes.

         11.5     REMEDIES CUMULATIVE, NOT WAIVED.

         Subject to the provisions of Section 11 and Section 12, no remedy herein conferred upon any holder of any Note is intended to be exclusive of any other remedy and each and every such remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute. No course of dealing between the Company and any holder of any Note and no delay or failure in exercising any rights hereunder or under any Note in respect thereof shall operate as a waiver of any of the rights of any holder of such Note.

12.      SUBORDINATION

         12.1     SUBORDINATION.

         The obligations of the Company under the Notes with respect to the payment of outstanding principal of, interest on, and Make-Whole Amount, if any, due with respect thereto, is and shall be fully and irrevocably subordinate in right of payment and subject to the prior payment or provision for payment in full of all Indebtedness for Money Borrowed of the Company that was outstanding on the date of Closing or incurred by the Company during the period beginning on and including date of Closing and ending (but excluding) the date on which any of the events described in Section 11.1(c) shall have first occurred, except for

                  (a) Indebtedness for Money Borrowed of the Company that is the subject of subordination provisions that rank on the same priority as the Notes or the class of obligations of which the Notes are a member (obligations in respect of the Notes shall rank pari passu with such claims), and

                  (b) Indebtedness for Money Borrowed of the Company that is the subject of subordination provisions that rank junior to the Notes or the class of obligations of which the Notes are a member (obligations in respect of the Notes shall be senior to such claims).


MASTERCARD INTERNATIONAL INCORPORATED  24                NOTE PURCHASE AGREEMENT

Obligations made senior to the Company's obligations in respect of outstanding principal of and interest and Make-Whole Amount, if any, due with respect to, the Notes pursuant to this Section 12.1 are referred to herein as "SENIOR CLAIMS".

         12.2     RIGHT TO RECEIVE PAYMENT.

         In the event of the appointment of a receiver or trustee of the Company or in the event of its insolvency, liquidation, bankruptcy, assignment for the benefit of creditors, reorganization (whether or not pursuant to bankruptcy laws) or any other marshalling of the assets and liabilities of the Company, the obligation of the Company to pay the principal of the Notes, together with interest accrued thereon and the Make-Whole Amount, if any, due with respect thereto, shall become immediately due and payable in full (notwithstanding any contrary provision of this Agreement or the Notes) but the holders of the Notes shall not be entitled to participate or share, ratably or otherwise, in the distribution of assets of the Company in satisfaction of such obligation to pay the principal of the Notes, together with the interest accrued thereon and any Make-Whole Amount, if any, due with respect thereto, until all Senior Claims have been fully satisfied (or provision made for payment if assets of the Company available to pay the same shall be adequate in amount to satisfy all such claims fully). Subject to the payment in full of all Senior Claims, the holders of Notes shall be, to the extent of distributions of property of the Company to the holders of Senior Claims to which the holders of Notes would be entitled but for this Section 12, subrogated to the rights of the holders of such Senior Claims.

         12.3     NO SET-OFF.

         Each holder of Notes irrevocably waives, to the fullest extent permitted by law, any right to set off or otherwise apply any amount now or hereafter due or owing or payable by such holder on any account whatsoever against, or in or towards satisfaction of, any amount now or hereafter due or owing or payable, by the Company under this Agreement and the Notes.

13.      REGISTRATION; EXCHANGE; SUBSTITUTION OF NOTES

         13.1     REGISTRATION OF NOTES.

         The Company shall keep at its principal executive office a register for the registration and registration of transfers of Notes. The name and address of each holder of one or more Notes, each transfer thereof and the name and address of each transferee of one or more Notes shall be registered in such register. Prior to due presentment for registration of transfer, the Person in whose name any Note shall be registered shall be deemed and treated as the owner and holder thereof for all purposes hereof, and the Company shall not be affected by any notice or knowledge to the contrary. The Company shall give to any holder of a Note promptly upon request therefor, a complete and correct copy of the names and addresses of all registered holders of Notes.

         13.2     TRANSFER AND EXCHANGE OF NOTES.

         Upon surrender of any Note at the principal executive office of the Company for registration of transfer or exchange (and in the case of a surrender for registration of transfer, duly endorsed or accompanied by a written instrument of transfer duly executed by the registered


MASTERCARD INTERNATIONAL INCORPORATED  25                NOTE PURCHASE AGREEMENT
holder of such Note or his attorney duly authorized in writing and accompanied by the address for notices of each transferee of such Note or part thereof), the Company shall execute and deliver, at the Company's expense (except as provided below), one or more new Notes (as requested by the holder thereof) in exchange therefor, in an aggregate principal amount equal to the unpaid principal amount of the surrendered Note. Each such new Note shall be payable to such Person as such holder may request and shall be substantially in the form of Exhibit 1. Each such new Note shall be dated and bear interest from the date to which interest shall have been paid on the surrendered Note or dated the date of the surrendered Note if no interest shall have been paid thereon. The Company may require payment of a sum sufficient to cover any stamp tax or governmental charge imposed in respect of any such transfer of Notes. Notes shall not be transferred in denominations of less than $250,000, provided that if necessary to enable the registration of transfer by a holder of its entire holding of Notes, one Note may be in a denomination of less than $250,000. Any transferee, by its acceptance of a Note registered in its name (or the name of its nominee), shall be deemed to have made the representation set forth in Section 6.2.

         13.3     REPLACEMENT OF NOTES.

         Upon receipt by the Company of evidence reasonably satisfactory to it of the ownership of and the loss, theft, destruction or mutilation of any Note (which evidence shall be, in the case of an institutional investor, notice from such institutional investor of such ownership and such loss, theft, destruction or mutilation), and

                  (a) in the case of loss, theft or destruction, of indemnity reasonably satisfactory to it (provided that if the holder of such Note is, or is a nominee for, a Purchaser or another holder of a Note with a minimum net worth of at least $10,000,000, such Person's own unsecured agreement of indemnity shall be deemed to be satisfactory), or

                  (b) in the case of mutilation, upon surrender and cancellation thereof,

the Company at its own expense shall execute and deliver, in lieu thereof, a new Note, dated and bearing interest from the date to which interest shall have been paid on such lost, stolen, destroyed or mutilated Note or dated the date of such lost, stolen, destroyed or mutilated Note if no interest shall have been paid thereon.

14.      PAYMENTS ON NOTES

         14.1     MANNER OF PAYMENT.

         The Company shall pay all amounts payable with respect to each Note (without any presentment of such Notes and without any notation of such payment being made thereon) by crediting, by federal funds bank wire transfer, the account of the holder thereof in any bank in the United States of America as may be designated in writing by such holder, or in such other manner as may be reasonably directed or to such other address in the United States of America as may be reasonably designated in writing by such holder. SCHEDULE A shall be deemed to constitute notice, direction or designation (as appropriate) by each Purchaser to the Company with respect to payments to be made to such Purchaser as aforesaid. In the absence of such


MASTERCARD INTERNATIONAL INCORPORATED  26                NOTE PURCHASE AGREEMENT
written direction, all amounts payable with respect to each Note shall be paid by check mailed and addressed to the registered holder of such Note at the address shown in the Note register maintained by the Company.

         14.2     PAYMENTS DUE ON NON-BUSINESS DAYS.

         Any payment of principal of or Make-Whole Amount or interest on any Note that is due on a date other than a Business Day shall be made on the next succeeding Business Day without including the additional days elapsed in the computation of the interest payable on such next succeeding Business Day (interest in respect of such additional days being due on the next interest payment date).

15.      EXPENSES, ETC.

         15.1     TRANSACTION EXPENSES.

         Whether or not the transactions contemplated hereby are consummated, the Company will pay all costs and expenses (including reasonable attorneys' fees of a special counsel and, if reasonably required, local or other counsel) incurred by you and each Other Purchaser or holder of a Note in connection with such transactions and in connection with any amendments, waivers or consents under or in respect of this Agreement or the Notes (whether or not such amendment, waiver or consent becomes effective), including, without limitation:

                  (a) the costs and expenses incurred in enforcing or defending (or determining whether or how to enforce or defend) any rights under this Agreement or the Notes or in responding to any subpoena or other legal process or informal investigative demand issued in connection with this Agreement or the Notes, or by reason of being a holder of any Note; and

                  (b) the costs and expenses, including financial advisors' fees, incurred in connection with the insolvency or bankruptcy of the Company or any Subsidiary or in connection with any work-out or restructuring of the transactions contemplated hereby and by the Notes.

The Company will pay, and will save you and each other holder of a Note harmless from, all claims in respect of any fees, costs or expenses if any, of brokers and finders (other than those retained by you).

         15.2     SURVIVAL.

         The obligations of the Company under this Section 15 will survive the payment or transfer of any Note, the enforcement, amendment or waiver of any provision of this Agreement or the Notes, and the termination of this Agreement.


MASTERCARD INTERNATIONAL INCORPORATED  27                NOTE PURCHASE AGREEMENT

16.      SURVIVAL OF REPRESENTATIONS AND WARRANTIES; ENTIRE AGREEMENT

         All representations and warranties contained herein shall survive the execution and delivery of this Agreement and the Notes, the purchase or transfer by you of any Note or portion thereof or interest therein and the payment of any Note, and may be relied upon by any subsequent holder of a Note, regardless of any investigation made at any time by or on behalf of you or any other holder of a Note. All statements contained in any certificate or other instrument delivered by or on behalf of the Company pursuant to this Agreement shall be deemed representations and warranties of the Company under this Agreement. Subject to the preceding sentence, this Agreement and the Notes embody the entire agreement and understanding between you and the Company and supersede all prior agreements and understandings relating to the subject matter hereof.

17.      AMENDMENT AND WAIVER

         17.1     REQUIREMENTS.

         This Agreement and the Notes may be amended, and the observance of any term hereof or of the Notes may be waived (either retroactively or prospectively), with (and only with) the written consent of the Company and the Required Holders, except that

                  (a) no amendment or waiver of any of the provisions of any one or more of Section 1 through Section 6, or any defined term (as it is used therein), will be effective as to you unless consented to by you in writing, and

                  (b) no such amendment or waiver may, without the written consent of the holder of each Note at the time outstanding affected thereby,

                           (i) change the amount or time of any prepayment or
                  payment of principal of, or reduce the rate or change the time of payment or method of computation of interest or of the Make-Whole Amount on, the Notes,

                           (ii) change the percentage of the principal amount of
                  the Notes the holders of which are required to consent to any such amendment or waiver, or

                           (iii) amend any of Sections 8, Section 11.1(a),
                  Section 11.2, Section 12, Section 17 or Section 20.

         17.2     SOLICITATION OF HOLDERS OF NOTES.

                  (a) SOLICITATION. The Company will provide each holder of the Notes (irrespective of the amount of Notes then owned by it) with sufficient information, sufficiently far in advance of the date a decision is required, to enable such holder to make an informed and considered decision with respect to any proposed amendment, waiver or consent in respect of any of the provisions hereof or of the Notes. The Company will deliver executed or true and correct copies of each amendment, waiver or consent effected pursuant to the provisions of this Section 17 to each holder of


MASTERCARD INTERNATIONAL INCORPORATED  28                NOTE PURCHASE AGREEMENT
         outstanding Notes promptly following the date on which it is executed and delivered by, or receives the consent or approval of, the requisite holders of Notes.

                  (b) PAYMENT. The Company will not directly or indirectly pay or cause to be paid any remuneration, whether by way of supplemental or additional interest, fee or otherwise, or grant any security, to any holder of Notes as consideration for or as an inducement to the entering into by any holder of Notes of any waiver or amendment of any of the terms and provisions hereof unless such remuneration is concurrently paid, or security is concurrently granted, on the same terms, ratably to each holder of Notes then outstanding even if such holder did not consent to such waiver or amendment.

         17.3     BINDING EFFECT, ETC.

         Any amendment or waiver consented to as provided in this Section 17 applies equally to all holders of Notes and is binding upon them and upon each future holder of any Note and upon the Company without regard to whether such Note has been marked to indicate such amendment or waiver. No such amendment or waiver will extend to or affect any obligation, covenant, agreement, Default or Event of Default not expressly amended or waived or impair any right consequent thereon. No course of dealing between the Company and the holder of any Note nor any delay in exercising any rights hereunder or under any Note shall operate as a waiver of any rights of any holder of such Note. As used herein, the term "THIS AGREEMENT" and references thereto shall mean this Agreement as it may from time to time be amended or supplemented.

         17.4     NOTES HELD BY COMPANY, ETC.

         Solely for the purpose of determining whether the holders of the requisite percentage of the aggregate principal amount of Notes then outstanding approved or consented to any amendment, waiver or consent to be given under this Agreement or the Notes, or have directed the taking of any action provided herein or in the Notes to be taken upon the direction of the holders of a specified percentage of the aggregate principal amount of Notes then outstanding, Notes directly or indirectly owned by the Company or any of its Affiliates shall be deemed not to be outstanding.

18.      NOTICES

         All notices and communications provided for hereunder shall be in writing and sent

                  (a) by telecopy if the sender on the same day sends a confirming copy of such notice by a recognized overnight delivery service (charges prepaid),

                  (b) by registered or certified mail with return receipt requested (postage prepaid), or

                  (c) by a recognized overnight delivery service (with charges prepaid).

Any such notice must be sent:


MASTERCARD INTERNATIONAL INCORPORATED  29                NOTE PURCHASE AGREEMENT

                  (i) if to you or your nominee, to you or it at the address specified for such communications in SCHEDULE A, or at such other address as you or it shall have specified to the Company in writing,

                  (ii) if to any other holder of any Note, to such holder at such address as such other holder shall have specified to the Company in writing, or

                  (iii) if to the Company, to the Company at

                  MASTERCARD INTERNATIONAL INCORPORATED
                  2000 Purchase Street
                  Purchase, NY 10577-2509
                  Mr. John D. Ranieri
                  Vice President and Treasurer
                  T:  914-249-5741
                  F:  914-249-4205

         or at such other address as the Company shall have specified to the holder of each Note in writing.

Notices under this Section 18 will be deemed given only when actually received.

19.      REPRODUCTION OF DOCUMENTS

         This Agreement and all documents relating thereto, including, without limitation,

                  (a) consents, waivers and modifications that may hereafter be executed,

                  (b) documents received by you at the Closing (except the Notes themselves), and

                  (c) financial statements, certificates and other information previously or hereafter furnished to you,

may be reproduced by you by any photographic, photostatic, microfilm, microcard, miniature photographic or other similar process and you may destroy any original document so reproduced. The Company agrees and stipulates that, to the extent permitted by applicable law, any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made by you in the regular course of business) and any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence. This Section 19 shall not prohibit the Company or any other holder of Notes from contesting any such reproduction to the same extent that it could contest the original, or from introducing evidence to demonstrate the inaccuracy of any such reproduction.

20.      CONFIDENTIAL INFORMATION


MASTERCARD INTERNATIONAL INCORPORATED  30                NOTE PURCHASE AGREEMENT

         For the purposes of this Section 20, "CONFIDENTIAL INFORMATION" means information delivered to you by or on behalf of the Company or any Subsidiary in connection with the transactions contemplated by or otherwise pursuant to this Agreement that is proprietary in nature and that was clearly marked or labeled or otherwise adequately identified when received by you as being confidential information of the Company or such Subsidiary, provided that such term does not include information that

                  (a) was publicly known or otherwise known to you prior to the time of such disclosure,

                  (b) subsequently becomes publicly known through no act or omission by you or any Person acting on your behalf,

                  (c) otherwise becomes known to you from a source other than through disclosure by the Company or any Subsidiary that is not, to your actual knowledge, subject to an applicable duty of confidentiality to the Company or such Subsidiary with respect thereto, or

                  (d) constitutes financial statements delivered to you under
         Section 7.1 that are otherwise publicly available.

You will maintain the confidentiality of such Confidential Information in accordance with procedures adopted by you in good faith to protect confidential information of third parties delivered to you, provided that you may deliver or disclose Confidential Information to

                           (i) your directors, officers, trustees, employees,
                  agents, attorneys and affiliates (to the extent such disclosure reasonably relates to the administration of the investment represented by your Notes),

                           (ii) your financial advisors and other professional
                  advisors who agree to hold confidential the Confidential Information substantially in accordance with the terms of this
                  Section 20,

                           (iii) any other holder of any Note,

                           (iv) any Person to which you sell or offer to sell
                  such Note or any part thereof or any participation therein (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by the provisions of this
                  Section 20),

                           (v) any Person from which you offer to purchase any
                  security of the Company (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by the provisions of this Section 20),

                           (vi) any federal or state regulatory authority having
                  jurisdiction over you,


MASTERCARD INTERNATIONAL INCORPORATED  31                NOTE PURCHASE AGREEMENT

                           (vii) the National Association of Insurance
                  Commissioners or any similar organization, or any nationally recognized rating agency that requires access to information about your investment portfolio, or

                           (viii) any other Person to which such delivery or
                  disclosure may be necessary or appropriate

                                    (A) to effect compliance with any law, rule,
                           regulation or order applicable to you,

                                    (B) in response to any subpoena or other
                           legal process,

                                    (C) in connection with any litigation to
                           which you are a party or

                                    (D) if an Event of Default has occurred and
                           is continuing, to the extent you may reasonably determine such delivery and disclosure to be necessary or appropriate in the enforcement or for the protection of the rights and remedies under your Notes and this Agreement.

Each holder of a Note, by its acceptance of a Note, will be deemed to have agreed to be bound by and to be entitled to the benefits of this Section 20 as though it were a party to this Agreement. On reasonable request by the Company in connection with the delivery to any holder of a Note of information required to be delivered to such holder under this Agreement or requested by such holder (other than a holder that is a party to this Agreement or its nominee), such holder will enter into an agreement with the Company embodying the provisions of this Section 20.

21.      MISCELLANEOUS

         21.1     SUCCESSORS AND ASSIGNS.

         All covenants and other agreements contained in this Agreement by or on behalf of any of the parties hereto bind and inure to the benefit of their respective successors and assigns (including, without limitation, any subsequent holder of a Note) whether so expressed or not.

         21.2     SEVERABILITY.

         Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall (to the full extent permitted by law) not invalidate or render unenforceable such provision in any other jurisdiction.

         21.3     CONSTRUCTION.

         Each covenant contained herein shall be construed (absent express provision to the contrary) as being independent of each other covenant contained herein, so that compliance with any one covenant shall not (absent such an express contrary provision) be deemed to excuse


MASTERCARD INTERNATIONAL INCORPORATED  32                NOTE PURCHASE AGREEMENT
compliance with any other covenant. Where any provision herein refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person. Certain capitalized terms used in this Agreement are defined in SCHEDULE B; references to a "Schedule" or an "Exhibit" are, unless otherwise specified, to a Schedule or an Exhibit attached to this Agreement; and references to Sections are, unless otherwise specified, references to Sections of this Agreement.

         21.4     COUNTERPARTS.

         This Agreement may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one instrument. Each counterpart may consist of a number of copies hereof, each signed by less than all, but together signed by all, of the parties hereto.

         21.5     GOVERNING LAW.

         THIS AGREEMENT AND THE NOTES SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, AND THE RIGHTS OF THE PARTIES SHALL BE GOVERNED BY, THE LAW OF THE STATE OF NEW YORK EXCLUDING CHOICE-OF-LAW PRINCIPLES OF THE LAW OF SUCH STATE THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF A JURISDICTION OTHER THAN SUCH STATE.

      [Remainder of page intentionally blank; next page is signature page.]


MASTERCARD INTERNATIONAL INCORPORATED  33                NOTE PURCHASE AGREEMENT

         If you are in agreement with the foregoing, please sign the form of agreement on the accompanying counterpart of this Agreement and return it to the Company, whereupon the foregoing shall become a binding agreement between you and the Company.

                                 Very truly yours,

                                 MASTERCARD INTERNATIONAL INCORPORATED



                                 By: /s/ John D. Ranieri
                                     ----------------------------------------
                                      Name:   John D. Ranieri
                                      Title:  Vice President and Treasurer



The foregoing is hereby agreed to as of the date thereof.

UNITY MUTUAL LIFE INSURANCE COMPANY
BY:   ADVANTUS CAPITAL MANAGEMENT, INC.



By: /s/ Loren Haugland
   -----------------------------------------
     Name:     Loren Haugland
     Title:    Vice President


MASTERCARD INTERNATIONAL INCORPORATED  34                NOTE PURCHASE AGREEMENT

                                   SCHEDULE B

                                  DEFINED TERMS

         As used herein, the following terms have the respective meanings set forth below or set forth in the Section hereof following such term:

         "AFFILIATE" means, at any time, and with respect to any Person, any other Person that at such time directly or indirectly through one or more intermediaries Controls, or is Controlled by, or is under common Control with, such first Person. As used in this definition,

                           "Control" means the possession, directly or
                  indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. Unless the context otherwise clearly requires, any reference to an "Affiliate" is a reference to an Affiliate of the Company.

         "BUSINESS DAY" means any day other than a Saturday, a Sunday or a day on which any of the commercial banks specified by any holder of Notes or the Company for the receipt of payments in respect of the Notes are required or authorized to be closed.

         "CAPITAL LEASE" means, at any time, a lease with respect to which the lessee is required concurrently to recognize the acquisition of an asset and the incurrence of a liability in accordance with GAAP.

         "CLOSING" is defined in Section 3.

         "COMPANY" is defined in the introductory sentence to this Agreement.

         "CONSOLIDATED NET INCOME" means, in respect of any period, net income of the Company and its subsidiaries for such period determined in accordance with GAAP.

         "CONSOLIDATED NET WORTH" means, at any time, the total equity of the Company and its subsidiaries at such time determined in accordance with GAAP.

         "CONFIDENTIAL INFORMATION" is defined in Section 20.

         "DEFAULT" means an event or condition the occurrence or existence of which would, with the lapse of time or the giving of notice or both, become an Event of Default.

         "ENVIRONMENTAL LAWS" means any and all Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including but not limited to those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.



MASTERCARD INTERNATIONAL INCORPORATED   Schedule B-1   NOTE PURCHASE AGREEMENT

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.

         "ERISA AFFILIATE" means

                  (a) any corporation subject to ERISA whose employees are treated as employed by the same employer as the employees of the Company under IRC Section 414(b),

                  (b) any trade or business subject to ERISA whose employees are treated as employed by the same employer as the employees of the Company under IRC Section 414(c),

                  (c) solely for purposed Section 302 of ERISA and Section 412 of the IRC, any organization subject to ERISA that is a member of an affiliated service group of which the Company is a member under IRC
         Section 414(m), or

                  (d) solely for purposes of Section 302 of ERISA and Section 412 of the IRC, any party subject to ERISA that is a party to an arrangement with the Company and whose employees are aggregated with the employees of the Company under IRC Section 414(o).

         If a trade or business (including without limitation a corporation) becomes an ERISA Affiliate, the provisions hereof applicable to such trade or business as an ERISA Affiliate shall not apply thereto until as of the date it becomes an ERISA Affiliate. If a trade or business ceases to be an ERISA Affiliate, the provision hereof applicable to such trade or business as an ERISA Affiliate shall no longer apply thereto as of the date of such cessation.

         "EVENT OF DEFAULT" is defined in Section 11.1.

         "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended.

         "GAAP" means generally accepted accounting principles as in effect from time to time in the United States of America.

         "GOVERNMENTAL AUTHORITY" means

                  (a) the government of

                           (i) the United States of America or any State or
                  other political subdivision thereof, or

                           (ii) any jurisdiction in which the Company or any
                  Subsidiary conducts all or any part of its business, or which asserts jurisdiction over any properties of the Company or any Subsidiary, or




MASTERCARD INTERNATIONAL INCORPORATED   Schedule B-2   NOTE PURCHASE AGREEMENT

                  (b) any entity exercising executive, legislative, judicial, regulatory or administrative functions of, or pertaining to, any such government.

         "HOLDER" means, with respect to any Note, the Person in whose name such
Note is registered in the register maintained by the Company pursuant to Section 13.1.

         "INDEBTEDNESS" means, with respect to any Person, without duplication,

                  (a) its liabilities for borrowed money and its redemption obligations in respect of mandatorily redeemable Preferred Stock;

                  (b) its liabilities for the deferred purchase price of property acquired by such Person which in accordance with GAAP would be included as a liability on the balance sheet of such Person (including all liabilities created or arising under any conditional sale or other title retention agreement with respect to any such property);

                  (c) all liabilities appearing on its balance sheet in accordance with GAAP in respect of Capital Leases;

                  (d) all liabilities for borrowed money secured by any Lien with respect to any property owned by such Person (whether or not it has assumed or otherwise become liable for such liabilities);

                  (e) all its liabilities in respect of letters of credit or instruments serving a similar function issued or accepted for its account by banks and other financial institutions (whether or not representing obligations for borrowed money);

                  (f) Swaps of such Person; and

                  (g) any Guaranty of such Person with respect to liabilities of a type described in any of clause (a) through clause (f) hereof.

provided that Indebtedness shall not include trade payables and accrued expenses relating to employees, in each case arising in the ordinary course of business. As used in this definition,

                  "Guaranty" means, with respect to any Person, any obligation (except the endorsement in the ordinary course of business of negotiable instruments for deposit or collection) of such Person guaranteeing or in effect guaranteeing any indebtedness, dividend or other obligation of any other Person in any manner, whether directly or indirectly, including (without limitation) obligations incurred through an agreement, contingent or otherwise, by such Person:

                  (a) to purchase such indebtedness or obligation or any property constituting security therefor;

                  (b) to advance or supply funds

                           (i) for the purchase or payment of such indebtedness
                  or obligation, or




MASTERCARD INTERNATIONAL INCORPORATED   Schedule B-3     NOTE PURCHASE AGREEMENT

                           (ii) to maintain any working capital or other balance
                  sheet condition or any income statement condition of any other Person or otherwise to advance or make available funds for the purchase or payment of such indebtedness or obligation;

                  (c) to lease properties or to purchase properties or services primarily for the purpose of assuring the owner of such indebtedness or obligation of the ability of any other Person to make payment of the indebtedness or obligation; or

                  (d) otherwise to assure the owner of such indebtedness or obligation against loss in respect thereof.

         In any computation of the indebtedness or other liabilities of the obligor under any Guaranty, the indebtedness or other obligations that are the subject of such Guaranty shall be assumed to be direct obligations of such obligor.

                  "Swaps" means, with respect to any Person, payment obligations with respect to interest rate swaps, currency swaps and similar obligations obligating such Person to make payments, whether periodically or upon the happening of a contingency. For the purposes of this Agreement, the amount of the obligation under any Swap shall be the amount determined in respect thereof as of the end of the then most recently ended fiscal quarter of such Person, based on the assumption that such Swap had terminated at the end of such fiscal quarter, and in making such determination, if any agreement relating to such Swap provides for the netting of amounts payable by and to such Person thereunder or if any such agreement provides for the simultaneous payment of amounts by and to such Person, then in each such case, the amount of such obligation shall be the net amount so determined.

         "INDEBTEDNESS FOR MONEY BORROWED OF THE COMPANY" means any obligation of, or any obligation guaranteed by, the Company for the repayment of money borrowed, whether or not evidenced by bonds, debentures, notes or other written instruments, and any deferred obligation for payment of the purchase price of property or assets.

         "IRC" means the Internal Revenue Code of 1986, as amended from time to time, and the rules and regulations promulgated thereunder from time to time.

         "LIEN" means, with respect to any Person, any mortgage, lien, pledge, charge, security interest or other encumbrance, or any interest or title of any vendor, lessor, lender or other secured party to or of such Person under any conditional sale or other title retention agreement or Capital Lease, upon or with respect to any property or asset of such Person (including in the case of stock, stockholder agreements, voting trust agreements and all similar arrangements). The term "Lien" does not include negative pledge clauses in agreements relating to the borrowing of money.

         "MAKE-WHOLE AMOUNT" is defined in Section 8.6.

         "MATERIAL" means material in relation to the business, operations, financial condition, assets, or properties of the Company and its Subsidiaries taken as a whole.



MASTERCARD INTERNATIONAL INCORPORATED    Schedule B-4    NOTE PURCHASE AGREEMENT

         "MATERIAL ADVERSE EFFECT" means a material adverse effect on

                  (a) the business, operations, financial condition, assets or properties of the Company and its Subsidiaries taken as a whole, or

                  (b) the ability of the Company to perform its obligations under this Agreement and the Notes, or

                  (c) the validity or enforceability of this Agreement or the Notes.

         "MEMORANDUM" is defined in Section 5.3.

         "MULTIEMPLOYER PLAN" means any Plan that is a "multiemployer plan" (as such term is defined in section 4001 (a)(3) of ERISA).

         "NOTES" is defined in Section 1.

         "OFFICER'S CERTIFICATE" means a certificate of a Senior Financial Officer or of any other officer of the Company whose responsibilities extend to the subject matter of such certificate.

         "OTHER AGREEMENTS" is defined in Section 2.

         "OTHER PURCHASERS" is defined in Section 2.

         "PBGC" means the Pension Benefit Guaranty Corporation referred to and defined in ERISA or any successor thereto.

         "PERSON" means an individual, partnership, corporation, limited liability company, association, trust, unincorporated organization, or a government or agency or political subdivision thereof.

         "PLAN" means an "employee benefit plan" (as defined in section 3(3) of ERISA) that is or, within the preceding five years, has been established or maintained, or to which contributions are or, within the preceding five years, have been made or required to be made, by the Company or any ERISA Affiliate or with respect to which the Company or any ERISA Affiliate is reasonably expected to have any liability.

         "PREFERRED STOCK" means any class of capital stock of a corporation that is preferred over any other class of capital stock of such corporation as to the payment of dividends or the payment of any amount upon liquidation or dissolution of such corporation.

         "PROPERTY" or "PROPERTIES" means, unless otherwise specifically limited, real or personal property of any kind, tangible or intangible, choate or inchoate.

         "PURCHASERS" is defined in Section 2.

         "PTE" is defined in Section 6.2(a).



MASTERCARD INTERNATIONAL INCORPORATED    Schedule B-5    NOTE PURCHASE AGREEMENT

         "REQUIRED HOLDERS" means, at any time, the holder or holders of more than 66-2/3% in principal amount of the Notes at the time outstanding (exclusive of Notes then owned by the Company or any of its Affiliates).

         "RESPONSIBLE OFFICER" means any Senior Financial Officer and any other officer of the Company with responsibility for the administration of the relevant portion of this Agreement.

         "SECURITIES ACT" means the Securities Act of 1933, as amended from time to time.

         "SENIOR CLAIMS" is defined in Section 12.1 (b).

         "SENIOR FINANCIAL OFFICER" means the chief financial officer, principal accounting officer, treasurer or comptroller of the Company.

         "SIGNIFICANT SUBSIDIARY" means at any time any Subsidiary that would at such time constitute a "significant subsidiary" (as such term is defined in Regulation S-X of the Securities and Exchange Commission as in effect on the date of the Closing) of the Company.

         "SOURCE" is defined in Section 6.2.

         "SUBSIDIARY" means, as to any Person, any corporation, association or other business entity in which such Person or one or more of its Subsidiaries or such Person and one or more of its Subsidiaries owns sufficient equity or voting interests to enable it or them (as a group) ordinarily, in the absence of contingencies, to elect a majority of the directors (or Persons performing similar functions) of such entity, and any partnership or joint venture if more than a 50% interest in the profits or capital thereof is owned by such Person or one or more of its Subsidiaries or such Person and one or more of its Subsidiaries (unless such partnership or joint venture can and does ordinarily take major business actions without the prior approval of such Person or one or more of its Subsidiaries). Unless the context otherwise clearly requires, any reference to a "Subsidiary" is a reference to a Subsidiary of the Company.



MASTERCARD INTERNATIONAL INCORPORATED    Schedule B-6   NOTE PURCHASE AGREEMENT

                                                                       EXHIBIT 1


                                  FORM OF NOTE

          THE RIGHT TO PAYMENT IN RESPECT OF THIS NOTE IS SUBORDINATED
               TO CERTAIN SENIOR CLAIMS AGAINST THE COMPANY TO THE
                  EXTENT AND IN THE MANNER PROVIDED IN THE NOTE
                     PURCHASE AGREEMENTS REFERRED TO BELOW.

                      MASTERCARD INTERNATIONAL INCORPORATED

                    6.67% Subordinated Note due June 30, 2008

No. R-[____________]                                                      [Date]
$[________________]                                             PPN: 57636@ AA 8


         FOR VALUE RECEIVED, the undersigned, MASTERCARD INTERNATIONAL INCORPORATED (herein called the "Company"), a non-stock corporation organized and existing under the laws of the State of Delaware hereby promises to pay to [_______________], or registered assigns, the principal sum of ________________ DOLLARS on June 30, 2008, with interest (computed on the basis of a 360-day year of twelve 30-day months) (a) on the unpaid balance thereof at the rate of 6.67% per annum from the date hereof, payable semiannually, on the 30th day of June and December in each year, commencing with the June 30 or December 30 next succeeding the date hereof, until the principal hereof shall have become due and payable, and (b) to the extent permitted by law on any overdue payment (including any overdue prepayment) of principal, any overdue payment of interest and any overdue payment of any Make-Whole Amount (as defined in the Note Purchase Agreements referred to below), payable semiannually as aforesaid (or, at the option of the registered holder hereof, on demand), at a rate per annum from time to time equal to 6.67%.

         Payments of principal, Make-Whole Amount, if any, and interest shall be made in such coin or currency of the United States of America as at the time of payment is legal tender for the payment of public and private debts to the registered holder hereof at the address shown in the register maintained by the Company for such purpose, in the manner provided in the Note Purchase Agreements.

         This Note is one of a series of Subordinated Notes (herein called the "Notes") issued pursuant to those certain Note Purchase Agreements, dated as of June 30, 1998 (as from time to time amended, the "Note Purchase Agreements"), between the Company and the respective Purchasers named therein and is entitled to the benefits thereof. Each holder of this Note will be deemed, by its acceptance hereof, (i) to have agreed to the confidentiality provisions set forth in Section 20 of the Note Purchase Agreements and (ii) to have made the representation set forth in Section 6 of the Note Purchase Agreements.

         This Note is a registered Note and, as provided in the Note Purchase Agreements, upon surrender of this Note for registration of transfer, duly endorsed, or accompanied by a written



MASTERCARD INTERNATIONAL INCORPORATED    Exhibit 1-1     NOTE PURCHASE AGREEMENT
instrument of transfer duly executed, by the registered holder hereof or such holder's attorney duly authorized in writing, a new Note for a like principal amount will be issued to, and registered in the name of, the transferee. Prior to due presentment for registration of transfer, the Company may treat the person in whose name this Note is registered as the owner hereof for the purpose of receiving payment and for all other purposes, and the Company will not be affected by any notice to the contrary.

         This Note is subject to optional prepayment, in whole or from time to time in part, at the times and on the terms specified in the Note Purchase Agreements, but not otherwise.

         This Note will be governed by, and construed and enforced in accordance with, the law as provided in the Note Purchase Agreement.

                                       MASTERCARD INTERNATIONAL INCORPORATED



                                       By: ___________________________________
                                            Name:
                                            Title:




MASTERCARD INTERNATIONAL INCORPORATED     Exhibit 1-2    NOTE PURCHASE AGREEMENT

                                                                  EXHIBIT 4.4(a)

                       FORM OF OPINION OF SPECIAL COUNSEL
                                 TO THE COMPANY

                            Matters To Be Covered In
                    Opinion of Special Counsel To the Company

         1. Each of the Company and its subsidiaries is duly organized, validly existing and in good standing and the Company has the requisite legal power and authority to issue and sell the Notes and to execute and deliver the Note Purchase Agreements and the Notes.

         2. Each of the Company and its Significant Subsidiaries is duly qualified and in good standing as a foreign business organization in appropriate jurisdictions.

         3. The Note Purchase Agreements and the Notes have been duly authorized and executed, and delivered and are legal, valid, binding and enforceable.

         4. The Note Purchase Agreements and the Notes do not conflict with charter documents, laws or other agreements.

         5. All consents required to issue and sell the Notes and to execute and deliver the Note Purchase Agreements have been obtained.

         6. There is no litigation questioning the validity of the Note Purchase Agreements or the Notes.

         7. Neither the registration of the Notes under the Securities Act of 1933, nor the qualification of an indenture under the Trust Indenture Act of 1939 in respect of the Notes, is required.

         8. The use of the proceeds of the Notes does not violate any regulation of the Federal Reserve Board in respect of margin lending.

         9. Company not an "investment company", or a company "controlled" by an "investment company", under the Investment Company Act of 1940, as amended.

         The opinion shall cover such other matters relating to the sale of the Notes as the Purchaser or its special counsel may reasonably request and may contain qualifications and exceptions (including, without limitation, qualifications as to the enforceability of documents and instruments) that are customarily found in New York law opinions delivered in transactions similar to the transactions contemplated by the Note Purchase Agreement. With respect to matters of fact on which such opinion is based, such counsel shall be entitled to rely on appropriate certificates of public officials and officers of the Company and customary searches of public records. Such opinion shall state that
(i) Hebb & Gitlin, counsel to the Purchasers, shall be entitled to rely on such opinion for purposes of rendering their opinion to the Purchaser on the date of Closing, (ii) subsequent holders of Notes shall be entitled to rely on such opinion as if it were addressed to them, and (iii) copies of such opinion may be delivered or disclosed to (a) governmental, regulatory and other authorities having jurisdiction over the affairs of each holder




MASTERCARD INTERNATIONAL INCORPORATED  Exhibit 4.4(a)-1  NOTE PURCHASE AGREEMENT

                                                                  EXHIBIT 4.4(a)


of Notes (including, without limitation, the National Association of Insurance Commissioners of the United States of America) and (b) any potential transferee of any Notes.




MASTERCARD INTERNATIONAL INCORPORATED  Exhibit 4.4(a)-2  NOTE PURCHASE AGREEMENT